Hirtle Callaghan Trust
	Growth Portfolio
	Jennison Associates
	Procedures Pursuant to 10f-3
		Securities Purchased	Comparable Securities (1)
1	Underwriter(s) (See prospectus)	Refer to Attached	Refer to
Attached
2	Name of Issuer	"Roche Holdings, Inc."	"Pharmacyclics, Inc."
3	Title of Security	"Genentech, Inc."	"Pharmacyclics, Inc."
4	Date of Offering	10/20/99	9/23/99
5	Amount of offering	"$2,870,000,000.00 "	"$89,125,000.00 "
6	Unit Price	$143.50 	$38.75
7	Underwriting Spread or Commission	"$2,655.00 "	"$2,230.00 "
8	Ratings	N/A	N/A
9	Maturity Date	N/A	N/A
10	Curent yield	N/A	N/A
11	Yield to Maturity	N/A	N/A
12	Subordinate Features	N/A	N/A
13	"Nature of issuing Political Entity, if any, including in case of
Revenue Bonds,
 underlying entity supplying the revenue"	N/A	N/A
14	Total par value of Bonds purchased	N/A	N/A
15	Dollar amount of Purchases	"$459,200.00 "	N/A
16	Number of Shares Purchased	3200	N/A
17	Years of Continuous Operartions	>3	>3
18	Percentage of Offering Purchaed by Portfolio	0.016%	N/A
19	Percentage of Portfolio Purchaed by other Portfolios of the Funds and Investment
 Companies advised by the Adviser or any Subadviser	*
20	Percentage of Portfolio Assets Applied to purchase	0.242% **
21	Name(s) of Underwriter(s) or Dealer(s) from whom purchased
JP Morgan
22	"Is the Adviser or Subadviser or any person or which the Adviser or
Subadviser is
an ""affiliated person"", a Manager or Co-manager of the Offerings?"	NO
23	"Were Purchases designated as Group Sales or otherwise allocated to adviser,
an subadviser or any person of whom the Adviser or Subadviser is an
""Affiliated Person""?"	NO

*	Jennison received approximately 2.5% of the offering to allocate amongst
its client accounts.
**	This applies only to the portion of the assets managed by Jennison.